EXHIBIT 99.1

FOR IMMEDIATE DISTRIBUTION

Blink Technologies and TigerDirect Partner to Introduce BiggiFi® Streaming Media Player and Game Controller

Palo Alto, California, April 29, 2014 – Blink Technologies and TigerDirect announce a reseller relationship under which TigerDirect will introduce BiggiFi via an aggressive marketing and sales campaign targeted at TigerDirect’s large following on Social Media. BiggiFi is the only device that uses a Smartphone's native control scheme to extend the Mobile experience to any big screen. In addition to being a streaming media player that supports applications such as YouTube, NetFlix, Pandora, and Hulu Plus, BiggiFi allows users to play a plethora of popular games, including Angry Birds, Temple Run, and many more, without the need for a separate game controller.

TigerDirect will offer consumers BiggiFi at a Promotional price of $79.99, representing a 20% discount off MSRP, for a limited period. “We are excited by BiggiFi as it brings the smartphone experience onto the big screen in the living room,” said Karl Hirschon, Director of Retail Operations at TigerDirect. “We feel BiggiFi offers tremendous value to our customers and bridges two of our most popular and important product categories.”

BiggiFi lets the user control the content and output of smart devices natively, allowing people to use their device of choice to tilt, touch, pinch, slide, and scroll as they interface with their HDTV in real-time. BiggiFi offers users a unique value proposition, acting as the conduit between a device-of-choice and visualizing the mobile experience on the big screen.

“We are very pleased to have TigerDirect partnering with us to promote the BiggiFi product,” said Dean Miller, CEO of Blink. “Recognizing their retail sales strength in HDTV’s and smart devices, and leveraging their nimble social media outreach capabilities, TigerDirect is an ideal partner for Blink Technologies and the BiggiFi campaign.”

About TigerDirect
For over 25 years, TigerDirect.com has served the needs of both personal and business computer users, selling consumer electronics, computers, digital media technology and peripherals via retail, business-to-business, and Internet channels. TigerDirect.com is a subsidiary of Systemax Inc. (NYSE: SYX).

For more information regarding TigerDirect: Contact Megan Pope at 323-397-5667, or
Megan@workshopcollective.com.

About Blink Technologies, Inc.
Blink Technologies is a strategic product design, marketing, and sales firm focused on exciting growth markets. The company is backed by an experienced management team, and works closely with emerging companies to introduce next-generation consumer products that extend and enhance user experience. (OTC: PUNK)

For more information regarding Blink Technologies: Contact the company via email at info@thinkblinkinc.com.

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